Exhibit 1.1

                      [TRIDENT SECURITIES, INC. LETTERHEAD]

Board of Directors
Revere Federal Savings and Loan Association
310 Broadway
Revere, Massachusetts 02151

RE: Mutual Holding Company Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and Revere Federal Savings and Loan Association (the "Association") concerning Trident's investment banking services in connection with the reorganization ("Reorganization") of the Association into a mutual holding company ("MHC") and the issuance of shares of the stock savings bank subsidiary of the MHC or its holding company in a community offering (the "Offering").

Trident is prepared to assist the Association in connection with the offering of shares of common stock of the MHC's stock savings bank subsidiary or its holding company during the Offering as such terms are defined in the Association's Plan of Mutual Holding Company Reorganization and Stock Issuance Plan (the "Plan"). It is expected that Trident will assist the Association in the Offering as follows: (1) as financial advisor to Management, (2) targeting sales efforts in the Association's local communities, (3) conducting information meetings for prospective investors (as desired), (4) training and educating the Association's management and employees regarding the mechanics and regulatory requirements of the process, (5) providing support for the administration and processing of orders and establishing a Stock Information Center on site in Revere, and (6) acting as a market maker for the shares. The specific terms of the services contemplated hereunder shall be set forth in a definitive Sales Agency Agreement (the "Agreement") between Trident and the Association to be executed on the date the Offering Circular is declared effective by the appropriate regulatory authorities. The price of the shares during the Offering will be the price established by the Association's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Association.

At the appropriate time, Trident, in conjunction with its counsel will conduct an examination of the relevant documents and records of the Association as Trident and its counsel deem necessary and appropriate. The Association will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For  its  services,   Trident  will  receive  the  following   compensation  and
reimbursement from the Association:

     1. A management fee in the amount of .50% of the total amount of stock sold in the offering.

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Board of Directors
December 22, 1997
Page 2


     2. A commission equal to two percent (2.0%) of the aggregate dollar amount of capital stock sold in the subscription and community offerings, excluding any shares of stock sold to the Association's directors, executive officers, and the employee benefit plans. Additionally, commissions will be excluded on those shares sold to "Associates" of the Association's directors and executive officers. The term "Associates" as used herein shall have the same meaning as that found in the Association's Plan of Reorganization.

     3. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Association to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

     4. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Association and Trident.

     5. Trident shall be reimbursed for out-of-pocket expenses incurred by them and their counsel, whether or not the Agreement is consummated. Trident's out-of-pocket expenses will not exceed $18,000 excluding legal fees. The Association will forward to Trident a check in the amount of $10,000 as an advance payment to defray the expenses of Trident.

It further is understood that the Association will pay all other expenses of the offering including but not limited to its attorneys' fees, National Association of Securities Dealers ("NASD") filing fees, and fees of either Trident's attorneys or other attorneys relating to any required state securities laws filings, transfer agent charges, telephone charges, air freight, rental equipment, supplies, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing. These expenses are to be in addition to those enumerated in Paragraph (4) above.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the reorganization, the Association warrants that: (a) the Association has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Association and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Association has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Association has no financial or management consulting contracts outstanding with any NASD member or any person related to or associated with any such member; (e) the Association has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Association's stock; and, (f) there has been no intermediary between Trident and the Association in connection with the public offering of the Association's shares, and no NASD member or any person related to or associated with any such member is being compensated in any manner for providing such service.

The Association  agrees to indemnify and hold harmless  Trident and each person,
if  any,  who  controls  the  firm  against  all  losses,   claims,  damages  or
liabilities,  joint  or  several  and all  legal or


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Board of Directors
December 22, 1997
Page 3


other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under securities laws or under the common law, that arise out of or are based upon the reorganization or the engagement hereunder of Trident. If the foregoing indemnification is unavailable for any reason, the Association agrees to contribute to such Losses in the proportion that its financial interest in the reorganization bears to that of the indemnified parties. If the agreement is entered into with respect the common stock to be issued in the reorganization, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Association and Trident.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (5) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Association agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Association shall be only as set forth in the duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Association or no market conditions which might render the sale of the shares by the Association hereby contemplated inadvisable.

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter along with the advance payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                             Yours very truly,

                                             TRIDENT SECURITIES, INC.

                                             By:
                                                 -------------------------------
                                                 Timothy E. Lavelle
                                                 Managing Director

Agreed and accepted this
      day of           , 1997
-----       -----------

REVERE FEDERAL SAVINGS AND LOAN ASSOCIATION



By:
     ------------------------------
      James J. McCarthy
      President and CEO


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                                                                      Exhibit I

             TRIDENT SECURITIES, INC.'s COMMUNITY OFFERING SERVICES
                                PROGRAM FEATURES

Structuring and managing the sale of stock to Revere Federal's Eligible Account Holders, Supplemental Eligible Account Holders and Other Members.

         o   Sales and marketing assistance

                  Trident will assign a team of experienced NASD-registered professionals from our staff to remain on-site at the Association throughout the stock offering. Trident will be responsible for managing all aspects of the local Subscription Offering. Each Trident senior staff member has successfully managed at least 95 mutual to stock conversions over the past eleven years.

                  Trident will participate in "due diligence" sessions with management and assist in drafting the offering circular or prospectus.

                  Trident will offer financial advice of a general nature as well as specific recommendations with respect to ways of enhancing the marketability of the stock at the local level.

                  Trident will draft and help design all supplementary marketing
                  materials    including    question   and   answer   brochures,
                  advertisements, press releases and other corollary material.

                  Trident will work closely with management and the board of directors to identify prospective investors who, in their opinion, would make good long-term investors.

                  Trident will coordinate and conduct a series of community meetings in an effort to educate and inform targeted investors, customers and local residents about Revere Federal in general and the risks and the merits of the investment in particular.

                  Trident will prepare a slide presentation to be used at the community meetings and will draft scripts for management. We will also help prepare management for any questions they may receive from the audience.

                  Trident  will  be  available  to  discuss  the  merits  of  an investment in Association on an individual basis with prospective investors, or will accompany a member of Revere Federal at their request.

Administrative and Operational Support

         o  Establish and manage the Stock Information Center

                  Trident will help organize and supervise a Stock Information Center, which will centralize all operational aspects of the conversion and serve as the focal point for the flow of all conversion related data and information.

                  Trident and its staff will work with members of the Association's staff to process stock order forms, proxies and routine correspondence and to answer routine telephone inquires. Any non-routine questions of a financial or investment nature will be handled by a Trident representative in an effort to minimize any possibility of inappropriate statements made by Revere Federal's personnel.

                  Trident will be responsible for maintaining accurate records of all stock subscriptions and providing management with a constant flow of information on the status of the offering. All recordkeeping functions employ Trident's proprietary conversion management software, developed exclusively for use in community offering stock sales.

                  As manager of the Stock Information Center, Trident will also supervise and assist Association in performing the following functions:

                    - Maintain records of prospective investors and action taken with respect to each.

                    -    Coordinate   the  community   meetings  by  maintaining
                         records of invitations and responses.

                    - Provide management with daily progress reports and make sure that the subscription records are balanced daily.

                    - Provide proxy solicitation assistance (see section below) and mail "proxygrams", if necessary.

                    - Provide your transfer agent with a final list of subscribers at the conclusion of the conversion.

                    - Handle the allocation of shares in the event of an oversubscription.

                    - Supply data for the calculation of interest and refund checks, 1099 information (if requested) and otherwise assist in the closing of the subscription/community offering.

                    - Conduct periodic strategy sessions with management and the board of directors to "fine tune" the marketing effort and resolve any operational problems.

Proxy Solicitation

          o Assist Revere Federal in soliciting the required vote for the special meeting of members.

                  Establish procedures for tabulating proxies and coordinating this function with the Inspector of Election or Records Manager.

                  Monitor the vote total and mail a "proxygram", if one is required.

                  Make arrangements for and supervise a telephone solicitation, if required.

Education and Training

          o Provide extensive training which will ensure that officers, directors and employees understand the conversion process and encourage them to participate in the offering up to their level of competence and comfort.

                  Trident will meet with the directors and senior management regularly in the months preceding the commencement of the offering to discuss organizational issues and to review financial and investment considerations relating to the stock sale.

                  Trident will conduct training sessions designed to familiarize all employees with the mutual holding company reorganization process and outline their roles and responsibilities.

                  Trident will provide training manuals which will serve as reference material throughout the offering. Manuals will be targeted to the level of the employee and will vary from simple, easy to read handouts to sophisticated financial models.

                  Trident  will  work  closely  with the  board of  directors, senior management and branch managers to help them understand the concerns most investors and customers will have and how to best address them.

Market Making

          o Trident will act as the Association's primary market maker once the conversion is completed. We will assure that the Association or its Holding Company qualifies to be quoted on NASDAQ's "Bulletin Board."

Financial Advisory Services

          o Financial Advisory Services encompass a variety of services intended to support the Association in the aftermarket. These services include, but are not limited to:

          -    Establish an Investor Relations Program
          - Assistance in developing press releases, quarterly reports and shareholder letters
          -    Analyze and develop a plan for external growth opportunities
          -    Analyze and assist in business planning issues
          -    Evaluate and analyze business extension strategies
          -    Periodic "capital planning" sessions
          -    Advice on dividend policy and share repurchase programs
          - Acting as agent in repurchasing shares for the Company or purchasing shares for employee benefit plans
          -    Participation in our Annual Client Conference